1. UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)


                                  WELLMAN INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    949702104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [X]  Rule 13d-1(b)
                             [ ]  Rule 13d-1(c)
                             [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Pag 1 of 11 pages

-------------------                                           ------------------
CUSIP No. 949702104                   13G                     Page 2 of 11 Pages
-------------------                                           ------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              THE BESSEMER GROUP, INCORPORATED*
              13-3093730
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          2,150 shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              2,150 shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,150 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.01%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              HC
------------- ------------------------------------------------------------------
*The shares reported on this page are the aggregate of the shares reported on pages 3, 4 and 5, as The Bessemer Group, Incorporated is the parent of the other reporting persons.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 11 pages

-------------------                                           ------------------
CUSIP No. 949702104                   13G                     Page 3 of 11 Pages
-------------------                                           ------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER TRUST COMPANY
              22-0770670
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [ ]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              New Jersey
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0- shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0- shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              -0- shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.0%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              BK
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 11 pages

-------------------                                           ------------------
CUSIP No. 949702104                   13G                     Page 4 of 11 Pages
-------------------                                           ------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER TRUST COMPANY, N.A.*
              13-2792165
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [ ]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0- shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          150 shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0- shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              150 shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              150 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.00%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              BK
------------- ------------------------------------------------------------------
*The shares reported on this page include the shares reported on page 6, as Bessemer Trust Company, N.A. is the parent of the other reporting person.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 11 pages

-------------------                                           ------------------
CUSIP No. 949702104                   13G                     Page 5 of 11 Pages
-------------------                                           ------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER TRUST COMPANY OF FLORIDA
              59-6067333
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [ ]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              2,000 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           2,000 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,000 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.01%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              BK
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 11 pages

-------------------                                           ------------------
CUSIP No. 949702104                   13G                     Page 6 of 11 Pages
-------------------                                           ------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER INVESTMENT MANAGEMENT LLC*
              52-2303291
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0- shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0- shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              -0- shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.00%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IA
------------- ------------------------------------------------------------------
*The shares reported on this page are the same shares reported on page 7, as Bessemer Investment Management LLC is the investment adviser of the other reporting person.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 11 pages

-------------------                                           ------------------
CUSIP No. 949702104                   13G                     Page 7 of 11 Pages
-------------------                                           ------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              OLD WESTBURY REAL RETURN FUND
              20-2413510
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Maryland
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0- shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0- shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              -0- shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.00%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IV
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 11 pages

Item 1.

(a) Name of Issuer:

     Wellman Inc.

(b) Address of Issuer's Principal Executive Offices:

     1041 521 Corporate Center Drive
     Fort Mill, South Carolina 29707


Item 2.

     (a), (b) and (c) Name of Persons Filing, Address of Principal Business Office and Citizenship:
     ----------------------------------------------------------------------

     The Bessemer Group, Incorporated ("BGI") as a parent holding company, Bessemer Trust Company ("BTC"), Bessemer Trust Company, N.A. ("BTNA") and Bessemer Trust Company of Florida ("BTF"), as a group, Bessemer Investment Management LLC ("BIM") and Old Westbury Real Return Fund ("OWRRF"). The filing of this statement by BTC, BTNA and BTF as part of a group does not constitute an admission that any of BTC, BTNA or BTF controls any of the other reporting persons. BTC, BTNA and BTF are each wholly-owned by BGI. BIM is a wholly owned subsidiary of BTNA and is the investment advisor to OWRRF. BTNA may be deemed to control BIM and BIM may be deemed to control OWRRF.

     BTC, BTNA and BTF are each trust companies that manage accounts for the benefit of others. BIM is a registered investment advisor that furnishes investment advisory services to OWRRF. The holders of the securities referred to in this statement are OWRRF and trusts for the benefit of clients of BTC, BTNA or BTF, of which BTC, BTNA or BTF are trustees or co-trustees, or accounts managed by BTNA, BTC or BTF.

     BGI and BTC each has its principal business office at 100 Woodbridge Center Drive, Woodbridge, New Jersey 07095-0980. BTNA and BIM each has its principal office at 630 Fifth Avenue, New York, New York 10111. BTF has its principal office at 222 Royal Palm Way, Palm Beach, Florida 33480-4394. OWRRF has its principal business office at 760 Moore Road, King of Prussia, Pennsylvania 19406.

     BGI is a corporation organized under the laws of Delaware. BTC is a bank organized under the laws of New Jersey. BTNA is a national bank organized under the laws of the United States of America. BTF is a trust company organized under the laws of Florida. BIM is a corporation organized under the laws of Delaware. OWRRF is a series of Old Westbury Funds, Inc., a Maryland corporation and an open-end, management investment company registered under the Investment Company Act of 1940.

(d) Title of Class of Securities:

     Common Stock

(e) CUSIP Number:

     949702104




                               Page 8 of 11 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
       (c), check whether the person filing is a:

     (a), (b), (c), (f), (h) and (i) not applicable.

     (d) [X] Investment company registered under Section 8 of the Investment Company Act of 1940, as to OWRRF.

     (e) [X] Investment adviser in accordance with Rule13d-1(b)(1)(ii)(E), as to BIM.

     (g) [X] Parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G), as to BGI.

     (j) [X] Group, in accordance with Rule 13d-1(b)(1)(ii)(J), as to BTC, BTNA and BTF.



Item 4.  Ownership

     Items 5 through 9 and Item 11 of Pages 2 through 7 of this Statement are incorporated herein by reference.


Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [ X ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Items 1 and 12 of pages 3 through 7 of this Statement are incorporated herein by reference.


Item 8.  Identification and Classification of Members of the Group

     BTC, BTNA and BTF are each banks as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended.


Item 9.  Notice of Dissolution of Group

     Not applicable.




                               Page 9 of 11 pages

Item 10.  Certification

     By signing below, the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Item 11.  Signatures

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  January 31, 2008


                                       THE BESSEMER GROUP, INCORPORATED


                                       By:  /s/ Steven L. Williamson
                                          --------------------------------------
                                          Name:   Steven L. Williamson
                                          Title:  Managing Director


                                       BESSEMER TRUST COMPANY


                                       By:  /s/ Steven L. Williamson
                                          --------------------------------------
                                          Name:   Steven L. Williamson
                                          Title:  Managing Director


                                       BESSEMER TRUST COMPANY, N.A.


                                       By:  /s/ Steven L. Williamson
                                          --------------------------------------
                                          Name:   Steven L. Williamson
                                          Title:  Managing Director


                                       BESSEMER TRUST COMPANY OF FLORIDA


                                       By:  /s/ Steven L. Williamson
                                          --------------------------------------
                                          Name:   Steven L. Williamson
                                          Title:  Managing Director




                              Page 10 of 11 pages

                                       BESSEMER INVESTMENT MANAGEMENT LLC


                                       By:  /s/ Steven L. Williamson
                                          --------------------------------------
                                          Name:   Steven L. Williamson
                                          Title:  Managing Director


                                       OLD WESTBURY REAL RETURN FUND
                                       By:  BESSEMER INVESTMENT MANAGEMENT LLC


                                       By:  /s/ Steven L. Williamson
                                          --------------------------------------
                                          Name:   Steven L. Williamson
                                          Title:  Managing Director





















                              Page 11 of 11 pages